Exhibit 10.1

                  INVESTools To Restate Prior Period Financial
          Results for Non-Cash Adjustment Related to Timing of Revenue
        Recognition, Cash Increases to Over $26 Million at Year End 2004


    SALT LAKE CITY--(BUSINESS WIRE)--Feb. 18, 2005--INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that it will restate its previously issued financial statements filed on Form 10-K for the years ended December 31, 2002, and 2003 and filed on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004. The determination to restate prior period financial statements is based on preliminary results of an ongoing review of revenue recognition policies by the Company.
    The timing issues identified relate to the period over which the Company recognizes revenue for services rendered to our students. The result of this is that some previously recognized revenues will be deferred with a corresponding decrease in revenue and increase in net loss in such periods. There is no evidence of fraudulent behavior. There will be no impact on cash receipts or reported cash balances in any of the prior periods affected by the restatement.
    Management of the Company, in consultation with the Audit Committee, and its independent registered public accounting firm, KPMG, concluded on February 17, 2005, that the previously issued financial statements should not be relied upon. The Company and the Audit Committee have discussed with KPMG the matters affecting the restatement.
    "INVESTools is in the early stages of reviewing our revenue recognition policies and is therefore not in the position at this time to provide an estimate of the effect on prior period revenues and deferred revenues," said Lee K. Barba, Chairman and Chief Executive Officer of INVESTools. Mr. Barba added, "We want to emphasize that the issues being reviewed relate to the timing of revenue recognition and do not relate to the validity of any of the revenues from product sales, the cash balances of the Company, or any fraudulent behavior. Sales of our advanced investor education products continue to exceed our expectations. We also have successfully expanded our student acquisition strategies with several of our current partners and with the recently launched INVESTools branded product line."
    The Company will report that its balance of cash, marketable securities and restricted cash at December 31, 2004 was in excess of $26 million, up from $21 million at September 30, 2004, resulting from continued strong operations, including sales of its advanced investor education products. Such balances are before the cash payment of $7.9 million in January 2005 to acquire Prophet Financial Systems.
    In order to complete its review and allow KPMG to audit the restated numbers, the Company expects to release fourth quarter and fiscal year 2004 earnings by March 16, 2005.

    Conference Call Information

    In conjunction with this release, a conference call will be held to discuss the restatement at 9:00 a.m. EST / 8:00 a.m. CST / 7:00 a.m. MST / 6:00 a.m. PST today. Access information follows:



        Telephone (Live):
        Domestic - 800-967-7140
        International - 719-457-2629

        Telephone (Replay - 7 Days)
        Domestic - 888-203-1112
        International - 719-457-0820
        Passcode - 9324397

        Webcast (Live, Replay - 90 Days):
        Cut and paste the following link into your Web browser:
        https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsdwxclvdzxlc


    Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 134,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

    All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe", "intend," "expect", "may", "could", "would", "will", "should", "plan", "project", "contemplate", "anticipate", or similar statements. Because these statements reflect the Company's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing and extent of the restatement of prior period financial statements as referenced herein, the ability to successfully integrate acquired and potential additional operating companies; demand for the Company's products and services; the Company's ability to compete effectively and adjust to rapidly changing market dynamics; the uncertainties associated with governmental regulation; and other factors detailed from time to time in the SEC reports of INVESTools Inc. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.



    CONTACT: INVESTools Inc.
             Ida Kane, 801-724-6913
             ida.kane@investools.com